Exhibit 99.1

NEWS RELEASE

Contact:	Jim Sheehan SeaChange PR 1-978-897-0100 x3064 jim.sheehan@schange.com	Martha Schaefer SeaChangeIR 1-978-897-0100 x3030 martha.schaefer@schange.com

Carlo Salvatori Elected to SeaChange Board of Directors

International Banking Veteran to Join Board

ACTON, Mass. (Feb. 6, 2009) – SeaChange International, Inc. (NASDAQ: SEAC) today announced the election to its Board of Directors of Carlo Salvatori, Chief Executive Officer of Italy’s Unipol Gruppo Finanziario, an insurance and banking conglomerate. Salvatori was also named to the Corporate Governance and Nominating Committee of SeaChange’s Board of Directors.

Salvatori joins board members Bill Styslinger, SeaChange President & CEO, Chairman of the Board and Director; and Directors Mary Cotton, Tom Olson and Carmine Vona.

“Carlo is an exceptional addition to our team and the Board is enthusiastic to start working with him immediately,” said Styslinger. “We are confident that his international business expertise will directly address our goal to further expand the Company’s global customer base, ensuring that broadband companies around the world benefit from SeaChange’s product and service offerings.”

Carlo Salvatori commented, “I consider it a great privilege to have been elected as a Board Member of SeaChange International. The company is modern and the potential of the business is fantastic. It will be a real pleasure to contribute with Bill Styslinger and the other directors to further develop the Company’s business.”

Salvatori has served as CEO of Unipol Gruppo Finanziario since 2006. Previously, he was Chairman of Gruppo Unicredito Italiano from May 2002 to January 2006, and prior to that served as the CEO of Banca Intesa. He also served in several senior executive and management positions with Gruppo Cassa di Risparmio di Parma, Banca Nazionale del Lavoro, Banco Ambrosiano Veneto and CARIPLO.

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SeaChange Board Elects Salvatori/Page 2

Salvatori holds a degree in economics and business from the University of Bologna, a degree in banking from the University of Siena, and an honorary degree in political science from the University of Macerata. He is a registered chartered accountant.

About SeaChange

SeaChange International is a leading provider of software applications, services and integrated solutions for video-on-demand (VOD), digital advertising, and content acquisition monetization and management. Its powerful open VOD and advertising software and scaleable hardware enable cable and telco operators, as well as broadcasters, to provide new on-demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy Award-winning and patented technology, thousands of SeaChange deployments are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. Headquartered in Acton, Massachusetts, SeaChange has product development, support and sales offices around the world. Visit www.schange.com.

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